SECURITIES & EXCHANGE COMMISSION
                           Washington, D.C. 20549
                           ----------------------

                                 SCHEDULE 13G/A
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                              (Amendment No. 1)*

                           COSINE COMMUNICATIONS, INC.
                               (Name of Issuer)

                    COMMON STOCK, $0.0001 PAR VALUE PER SHARE
                        (Title of Class of Securities)

                                    221222607
                                (CUSIP Number)

                             December 31, 2008
            (Date of event which requires filing of this statement)



     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G/A is filed:


     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                           (Page 1 of 15 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 221222607                 13G/A                  Page 2 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                  Empyrean Capital Fund, LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 366,746
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 366,746
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 366,746
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 3.63%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 221222607                 13G/A                  Page 3 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                         Empyrean Capital Overseas Fund, Ltd.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 493,054
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 493,054
-----------------------------------------------------------------------------

     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 493,054
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 4.89%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 CO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 221222607                 13G/A                  Page 4 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                Empyrean Capital Partners, LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 859,800
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 859,800
-----------------------------------------------------------------------------

     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 859,800
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 8.52%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 221222607                 13G/A                  Page 5 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                        Empyrean Capital, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 859,800
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 859,800
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY
            OWNED BY EACH REPORTING PERSON
                                                 859,800
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 8.52%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 OO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 221222607                 13G/A                  Page 6 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                     Empyrean Associates, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 366,746
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 366,746
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 366,746
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 3.63%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 OO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 221222607                 13G/A                  Page 7 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                                   Amos Meron
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States & Israel
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 859,800
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 859,800
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 859,800
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 8.52%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 221222607                 13G/A                  Page 8 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                                Michael Price
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 859,800
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 859,800
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 859,800
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 8.52%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 221222607                 13G/A                 Page 9 of 15 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is CoSine Communications, Inc. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 61 East Main St, Suite B, Los Gatos, California 95030

Item 2(a).     Name of Person Filing:

     This statement is filed by:

     (i)   Empyrean Capital Fund, LP ("ECF"), a Delaware limited partnership;
     (ii) Empyrean Capital Overseas Fund, Ltd. ("ECOF"), a Cayman Islands corporation;
     (iii) Empyrean Capital Partners, LP ("ECP"), a Delaware limited partnership, which is the investment manager of ECF and ECOF;
     (iv) Empyrean Capital, LLC ("EC"), a Delaware limited liability company and the general partner of ECP; and
     (v) Empyrean Associates, LLC ("EA"), a Delaware limited liability company and the general partner of ECF; and
     (vi) Messrs. Amos Meron and Michael Price (collectively, the "Principals"), who are the sole managing members of EC and EA.

           The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

C/o Empyrean Capital Partners, LP, 10250 Constellation Boulevard, Suite 2950, Los Angeles, CA 90667.

Item 2(c).     Citizenship:

     (i)   ECF - a Delaware limited partnership
     (ii)  ECOF - a Cayman Island corporation
     (iii) ECP - a Delaware limited partnership
     (iv)  EA - a Delaware limited liability company
     (v)   EC - a Delaware limited liability company
     (vi)  Amos Meron - United States & Israel
     (vii) Michael Price - United States

CUSIP No. 221222607                 13G/A                 Page 10 of 15 Pages

Item 2(d).     Title of Class of Securities:

     COMMON STOCK, $0.0001 PAR VALUE PER SHARE (the "Common Stock")

Item 2(e).     CUSIP Number:

221222607

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,
          (b) [ ] Bank as defined in Section 3(a)(6) of the Act, (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,
          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,
          (e) [ ] Investment Adviser in accordance with Rule
                  13d-1 (b)(1)(ii)(E),
          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),
          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),
          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,
          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,
          (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check the box.[X]

Item 4.    Ownership.

The percentages used herein are calculated based upon 10,090,635 shares of Common Stock issued and outstanding as reported in the Company's quarterly report on Form 10-Q, filed on November 6, 2008, with the Securities and Exchange Commission by the Company for the quarterly period ended September 30, 2008.

         A.   Empyrean Capital Fund, LP
              (a) Amount beneficially owned: 366,746
              (b) Percent of class: 3.63%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 366,746
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: 366,746

CUSIP No. 221222607                 13G/A                 Page 11 of 15 Pages

         B.   Empyrean Capital Overseas Fund, Ltd.
              (a) Amount beneficially owned: 493,054
              (b) Percent of class: 4.89%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 493,054
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: 493,054

         C.   Empyrean Capital Partners, LP
              (a) Amount beneficially owned: 859,800
              (b) Percent of class: 8.52%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 859,800
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: 859,800

         D.   Empyrean Capital, LLC
              (a) Amount beneficially owned: 859,800
              (b) Percent of class: 8.52%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 859,800
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: 859,800

         F.   Empyrean Associates, LLC
              (a) Amount beneficially owned: 366,746
              (b) Percent of class: 3.63%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 366,746
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: 366,746

         G.  Amos Meron
              (a) Amount beneficially owned: 859,800
              (b) Percent of class: 8.52%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 859,800
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: 859,800

         G.  Michael Price
              (a) Amount beneficially owned: 859,800
              (b) Percent of class: 8.52%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 859,800
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: 859,800

CUSIP No. 221222607                 13G/A                 Page 12 of 15 Pages

Item 5.    Ownership of Five Percent or Less of a Class.

     Not applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

     Empyrean Associates, LLC, the general partner of Empyrean Capital Fund, LP, has the power to direct the affairs of Empyrean Capital Fund, LP including decisions with respect to the disposition of the proceeds from the sale of the shares of Common Stock held by Empyrean Capital Fund, LP. Empyrean Capital Partners, LP serves as the investment manager to Empyrean Capital Fund LP and Empyrean Capital Overseas Fund, Ltd. As such, it has the power to direct the disposition of the proceeds from the sale of the shares and the power to direct the vote of Common Stock held by such entities. Empyrean Capital, LLC serves as the general partner of Empyrean Capital Partners, LP. Messrs. Meron and Price are managing members of Empyrean Capital, LLC and may, by virtue of their position as managing members, be deemed to have power to direct the vote and disposition of the shares of Common Stock held by Empyrean Capital Partners, LP and Empyrean Capital Overseas Fund, Ltd. Messrs. Meron and Price disclaim beneficial ownership of the Common Stock reported herein.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.    Identification and Classification of Members of the Group.

     See Item 2.

Item 9.    Notice of Dissolution of Group.

     Not applicable.

Item 10.   Certification.

     Each of the Reporting Persons hereby makes the following certification:

     By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 221222607                 13G/A                 Page 13 of 15 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 13, 2009                   EMPYREAN CAPITAL PARTNERS, LP
                                            By: Empyrean Capital, LLC, its
                                                General Partner

                                            By:
                                               --------------------------------
                                            Name:  Anthony Hynes
                                            Title:  Authorized Signatory

                                            EMPYREAN CAPITAL FUND, LP
                                            By: Empyrean Capital Partners, LP,
                                                its Investment Manager
                                            By: Empyrean Capital, LLC, its
                                                General Partner

                                            By:
                                               --------------------------------
                                            Name:  Anthony Hynes
                                            Title:  Authorized Signatory

                                            EMPYREAN CAPITAL OVERSEAS FUND, LTD.
                                            By: Empyrean Capital Partners, LP,
                                                its Investment Manager
                                            By: Empyrean Capital, LLC, its
                                                General Partner

                                            By:
                                               --------------------------------
                                            Name:  Anthony Hynes
                                            Title:  Authorized Signatory

                                            EMPYREAN ASSOCIATES, LLC

                                            By:
                                               --------------------------------
                                            Name:  Anthony Hynes
                                            Title:  Authorized Signatory

                                            EMPYREAN CAPITAL, LLC

                                            By:
                                               --------------------------------
                                            Name:  Anthony Hynes
                                            Title:  Authorized Signatory

                                            -----------------------------------
                                            Amos Meron

                                            -----------------------------------
                                            Michael Price

CUSIP No. 221222607                 13G/A                 Page 14 of 15 Pages


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  February 13, 2009                   EMPYREAN CAPITAL PARTNERS, LP
                                            By: Empyrean Capital, LLC, its
                                                General Partner

                                            By:
                                               --------------------------------
                                            Name:  Anthony Hynes
                                            Title:  Authorized Signatory

                                            EMPYREAN CAPITAL FUND, LP
                                            By: Empyrean Capital Partners, LP,
                                                its Investment Manager
                                            By: Empyrean Capital, LLC, its
                                                General Partner

                                            By:
                                               --------------------------------
                                            Name:  Anthony Hynes
                                            Title:  Authorized Signatory

                                            EMPYREAN CAPITAL OVERSEAS FUND, LTD.
                                            By: Empyrean Capital Partners, LP,
                                                its Investment Manager
                                            By: Empyrean Capital, LLC, its
                                                General Partner

                                            By:
                                               --------------------------------
                                            Name:  Anthony Hynes
                                            Title:  Authorized Signatory

CUSIP No. 221222607                 13G/A                 Page 15 of 15 Pages


                                    EXHIBIT 1

                     JOINT ACQUISITION STATEMENT (Continued)


                                            EMPYREAN ASSOCIATES, LLC

                                            By:
                                               --------------------------------
                                            Name:  Anthony Hynes
                                            Title:  Authorized Signatory

                                            EMPYREAN CAPITAL, LLC

                                            By:
                                               --------------------------------
                                            Name:  Anthony Hynes
                                            Title:  Authorized Signatory

                                            -----------------------------------
                                            Amos Meron

                                            -----------------------------------
                                            Michael Price